June 25, 2012

Securities and Exchange Commission
100 F Street NE
Washington, DC  20549

RE: Jinzanghuang Tibet Pharmaceuticals, Inc.

We have read the statements that we understand Jinzanghuang Tibet Pharmaceuticals, Inc. will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors.  We agree with such statements made regarding our firm.

Very truly yours,
/s/ De Joya Griffith & Company, LLC
Certified Public Accountants